Exhibit 10.16
Director Compensation
Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. Directors who are not employees of the Company (“Independent Directors”) each receive a $50,000 annual board retainer ($75,000 for the chair of the Audit Committee and $60,000 for the chair of each of the Compensation Committee and Nominating and Corporate Governance Committee). The lead director receives a $35,000 supplemental retainer. Independent Directors also receive an additional retainer of $7,500 ($12,500 for members of the Audit Committee) for service as a member of a standing committee of the Board and annual option and restricted stock unit grants. The Company does not pay meeting fees under its Director compensation program. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.
During 2007, each of our Independent Directors received an option to purchase 5,243 shares of our common stock at an exercise price of $24.02 per share and 969 restricted stock units. The options issued to the Independent Directors vest in equal annual installments over a three-year period following the date of grant and expire on the tenth anniversary of such date. The vested portions of the options also terminate three months following the date upon which a participant ceases to be a Director of the Company (one year after such date if such Directors’ termination constituted a qualifying retirement). The restricted stock units vest and are converted into shares of common stock over the three year period following their date of grant or upon a Director’s qualifying retirement from our Board.
The Company has adopted the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the “Director Deferred Compensation Program”). The purpose of the Director Deferred Compensation Program is to provide an opportunity for Independent Directors to defer payment of their Board retainers and to provide a vehicle for participating Directors to increase their ownership of common stock and thereby further align their interest in the long-term success of the Company with that of the Company’s other stockholders. Under this Program, Independent Directors can elect to receive their board and committee fees in restricted stock units in lieu of cash (with each restricted stock unit being deemed to have a value equal to the fair market value of one share of common stock on its date of issuance). The restricted stock units are credited to the individuals participating in the Director Deferred Compensation Program on a quarterly basis and will be converted into shares of common stock (on a one-to-one basis) when the Director ceases to serve as a member of the Board. Beginning in 2007, participating Directors may elect to defer the settlement of any time-based restricted stock units granted to them and to receive any retainer or other awards deferred by them in installments, in a lump sum on a date other than their final day of service and, subject to certain limitations, during their term of office. Pay-out elections credited after January 1, 2007 may be changed at the election of the participating Director under certain circumstances. Each restricted stock unit receives dividend equivalent payments equal to any cash dividend payments on one share of common stock. The Director Deferred Compensation Program is intended to comply with Section 409A of the Internal Revenue Code.